SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AVANIR PHARMACEUTICALS

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     Introductory Note:

On February 12, 2004, Avanir Pharmaceuticals (the “Company”) hosted a publicly available conference call to announce its results of operations for the three months ended December 31, 2003 (the “Earnings Call”). During the course of the Earnings Call, certain additional information was provided by management regarding proposals contained in the Company’s definitive proxy statement on Schedule 14A for its 2004 Annual Meeting of Shareholders. The text of this additional disclosure is set forth below.

Comments by Gerald J. Yakatan, Ph.D., AVANIR Pharmaceuticals, President, Chief Executive Officer:

I would like to turn and briefly address two of the propositions that were in the recent filing of our proxy statement. The Board and management see that we’re nearing the end of our original 100 million shares — the 100 million shares that were authorized when the company went public back in 1990. As a practical matter, we will need additional shares as we prepare for the launch of our second product and we move our other product candidates forward. Additionally, increasing the number of shares authorized permits utilizing our shares as currency for financing operations, acquiring new technologies, and for participating in potential mergers and acquisitions.

Nevertheless, as always, we will continue to explore nondilutive financing alternatives. Such as the Abreva® royalty sale we made to Drug Royalty USA in December 2002. Such as licensing Neurodex™ and our other pipeline products to, in Neurodex’ case, the co-promotion partner, [and in] our other pipeline products, to Big Pharma. It is worth noting that since 1998, when I became CEO of this company, we have raised approximately twice as much money through licensing and other nondilutive arrangements than we have through the sale of stock.

The proposal for authorization to effect a reverse stock split is a different solution to the lack of sufficient authorized shares. If the proposal passes, you have my assurances that before the Board will act on that authorization, they will consider any organic increase in the price of the stock that could occur from affirmative results on our second pivotal trial with Neurodex that treats pseudobulbar affect, and also on any funding that is going to — or any rise in the stock price that will come as a result of — any announced potential partnerships. With positive announcements, we believe that our stock price should rise naturally. However, wanting to have the flexibility to be able to respond to whatever the next 12 months may bring is a prudent and responsible way for the Board to act on behalf of the shareholders.

We have also heard about concerns regarding the anti-takeover and changing control disclosure language used in the proxy. Although the proposal for increase in authorized shares mentioned possible anti-takeover and changing control effects, this paragraph was included solely to provide full disclosure and to be consistent with SEC comments on similar proposals. To reiterate what was stated in the proxy — in the proxy itself — the Board is not aware of any proposed takeover or any other change in control.